EXHIBIT 10.13

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into effective as of January 12, 2007 (the “Effective Date”) by and between EXELIXIS, INC., a Delaware corporation located at 170 Harbor Way, P.O. Box 511, South San Francisco, CA 94083-0511 (the “Company”), and JEFFREY LATTS, an individual whose address is as set forth on Exhibit A (“Consultant”).

RECITALS

WHEREAS, Consultant has unique skills and knowledge in the Company’s field of endeavor and thus is well suited to advise the Company with respect to its research and development; and

WHEREAS, the Company desires that Consultant be available to advise and consult with the Company in the research, development and analysis of technology relating to the Company’s research and product development efforts, and Consultant agrees to make himself available to provide such assistance to the Company through a consulting relationship with the Company;

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, the parties agree to the following:

1. CONSULTING SERVICES ENGAGEMENT. The Company hereby engages Consultant, and Consultant hereby accepts such engagement, to perform consulting services for the Company as set forth herein.

1.1 Scope. Consultant shall provide the consulting services specified in Exhibit A (“Services”). The specific nature and amount of the Services to be performed shall be determined by the Company during the term of this Agreement.

1.2 Performance and Time Commitment. Consultant shall render the Services at such times, places and through such communications means as may be mutually agreed upon by Consultant and the Company.

1.3 Professional Standards. The manner and means used by Consultant to perform the Services desired by the Company are in the sole discretion and control of Consultant. Consultant’s Services, and the results thereof, will be performed with and be the product of the highest degree of professional skill and expertise.

1.4 Independent Contractor Status. It is understood and agreed that Consultant is an independent contractor, is not an agent or employee of the Company, and is not authorized to act on behalf of the Company. Consultant agrees not to hold himself out as, or give any person any reason to believe that he is an employee, agent, joint venturer or partner of the Company. Consultant will not be eligible for any

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Company provided employee benefits, nor will the Company make deductions from any amounts payable to Consultant for taxes or insurance. All taxes, insurance, and benefits shall be the sole responsibility of Consultant. Consultant retains the right (as limited in Section 3) to provide services for others during the term of this Agreement and is not required to devote his services exclusively for the Company.

2. COMPENSATION AND EXPENSES. Compensation shall be made in accordance with Exhibit A and pursuant to monthly invoices summarizing in reasonable detail the Services performed as submitted by Consultant in a timely manner and form acceptable to the Company. In the First Year Consulting Period (as defined in Exhibit A), such monthly invoices shall set forth only the Services performed, including hours, but no corresponding consulting fees since Consultant’s sole fee during the First year Consulting Period shall be the First Year Consulting Fee (as defined in Exhibit A).

Reasonable expenses actually incurred in connection with the performance of Services shall be reimbursed, subject to presentation of appropriate documentation; provided, however, that Consultant shall obtain written approval from the Company prior to incurring any individual expense in excess of five hundred U.S. dollars ($500.00). All invoices shall be direct to:

For mailing via the U.S. Postal Service:

Exelixis, Inc.

Attn: Accounts Payable

P.O. Box 511

170 Harbor Way

South San Francisco, CA 94083-511

For mailing via UPS, Federal Express or other carrier:

Exelixis, Inc.

Attn: Accounts Payable

220 East Grant Ave.

South San Francisco, CA 94080

3. NO CONFLICTS. Consultant represents that he is not a party to any existing agreement that would prevent him from or conflict with the performance of the Services for the Company as contemplated in this Agreement. Consultant covenants and agrees not to enter into any consulting, employment or other relationship with any third party that could reasonably be expected to conflict with the performance of Services hereunder. In any event, Consultant covenants and agrees that during the term of the Agreement and for a period of one (1) year thereafter, he will not perform any research or development project for any third party that will be competitive with any of the Company’s existing or anticipated business. Consultant agrees that he will not improperly use or disclose any proprietary information or trade secrets of third parties in connection with the performance of Services hereunder.

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4. NO SOLICITATION. During the term of this Agreement and for a period of one (1) year after its termination, Consultant will not personally or through others recruit, solicit or induce any employee of the Company to terminate his or her employment with the Company.

5. MAINTAINING CONFIDENTIAL INFORMATION.

5.1 Company Information. During the term of this Agreement and in the course of Consultant’s performance hereunder, Consultant may receive or otherwise be exposed to confidential and proprietary information relating to the Company’s technology, know-how, show-how, data, inventions, developments, plans, business practices, and strategies. Such confidential and proprietary information of the Company (collectively referred to as “Information”) may include but not be limited to: (i) confidential and proprietary information supplied to Consultant with the legend “Exelixis Confidential” or equivalent; (ii) the Company’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists; (iii) the Company’s technology, including, but not limited to, discoveries, inventions, research and development efforts, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how; (iv) information relating to the Company’s development candidates or programs including but not limited to, investigator brochures and clinical protocols, chemical structures, physical and chemical characterization, analytical methods, drug formulation, drug manufacturing, clinical studies, regulatory reviews, isolation methods, analytical and synthetic protocols, toxicology findings, intended clinical uses, strategy development, clinical pharmacology and data; (v) all derivatives, progenies, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Consultant under this Agreement; or (vi) information of third parties as to which the Company has an obligation of confidentiality.

Consultant acknowledges and agrees that the Information shall be treated as confidential and as the sole, exclusive and extremely valuable property of the Company. Accordingly, Consultant agrees not to reproduce any of the Information without the applicable prior written consent of the Company, not to use the Information except in the performance of this Agreement, and not to disclose all or any part of the Information in any form to any third party, either during or after the term of this Agreement. In particular but without limiting the generality of the foregoing, Consultant shall not file any patent application containing any claim the subject matter of which is derived from or based upon Information or use the Information in any manner that would constitute a violation of any laws or regulations of the United States. Upon termination of this Agreement for any reason, including expiration of term, Consultant agrees to cease using and to return to the Company all whole and partial copies and derivatives of the Information, whether in Consultant’s possession or under Consultant’s direct or indirect control.

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5.2 Exceptions. Consultant shall not be bound by the obligations of Section 5.1 if the Information: (a) is already known or available to the public or known or available to Consultant; (b) has become known or available to the public through no fault of Consultant; (c) is disclosed to Consultant by a third party without any obligation of confidentiality; (d) is required by law, rule or regulation to be disclosed, provided commercially reasonable measures are taken to preserve its confidentiality; or (e) is independently developed by Consultant as evidenced by written documentation.

5.3 Obligations that Survive Termination. Consultant’s obligations under Section 5.1 shall extend for a period of ten (10) years from the date of termination of the Services provided hereunder.

6. INVENTIONS.

6.1 Disclosure of Inventions. Consultant shall promptly and fully disclose to the Company any and all ideas, improvements, inventions, discoveries, trade secrets, know-how, techniques and works of authorship learned, conceived or made by Consultant pursuant to his performance of the Services for the Company or of tasks assigned to him by the Company hereunder (the “Service Product”). Consultant further agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings or in any other form that may be required by the Company) of all work performed relating to the Services, including all proprietary information developed relating thereto, and such records shall be available to and remain the sole property of the Company at all times.

6.2 Inventions Assigned to the Company. Consultant agrees that any and all Service Product shall be the sole and exclusive property of the Company. Consultant hereby assigns to the Company all his right, title and interest in and to any and all Service Product. Consultant explicitly acknowledges and agrees that all works of authorship contained in the Service Product are “works for hire” under the copyright laws of the United States, and that the Company shall own the copyright in all such works of authorship. Consultant further agrees that the Company is and shall be vested with all rights, title and interests, including patent, copyright, trade secret and trademark rights, in and to all of Consultant’s Service Product under this Agreement.

6.3 Obtaining Intellectual Property Protection. Consultant agrees to assist the Company in every proper way to obtain and enforce United States and foreign proprietary rights relating to the Service Product in any and all countries. To that end, Consultant agrees to execute, verify and deliver such documents and perform such other acts (including appearing as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Consultant agrees to execute, verify and deliver assignments of such proprietary rights to the Company or its designee. Consultant’s obligation to assist the Company with respect to proprietary rights in any and all countries shall continue beyond the termination of his engagement, but the Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at the Company’s request on such assistance.

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In the event the Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding paragraph, Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as his agent and attorney in fact, to act for and on his behalf to execute, verify and file, with the same legal force and effect as if executed by him, any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph. Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which Consultant now or may hereafter have for infringement of any proprietary rights assigned to the Company.

7. Debarment/Other Sanctions.

7.1 Consultant hereby certifies that he has never been debarred under the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) or (b), or sanctioned by a Federal Health Care Program (as defined in 42 U.S.C. § 1320 a-7b(f)), including, but not limited to, the federal Medicare or a state Medicaid program, or debarred, suspended, excluded, or otherwise declared ineligible from any federal agency or program. In the event that during the term of this Agreement Consultant (a) becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible; or (b) receives notice of an action or threat of an action with respect to any such debarment, suspension, exclusion, sanction, or ineligibility, Consultant agrees to immediately notify the Company. Consultant also agrees that in the event that he becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible, he shall immediately cease all activities relating to this Agreement.

7.2 In the event that (a) Consultant becomes debarred, suspended, excluded, sanctioned, or otherwise declared ineligible or (b) the Company receives notice from Consultant or otherwise becomes aware that either (i) a debarment, suspension, exclusion, sanction, or declaration of ineligibility action has been brought against Consultant, or (ii) Consultant has been threatened with a debarment, suspension, exclusion, sanction, or ineligibility, then the Company shall have the right to terminate this Agreement immediately.

8. TERMINATION. Consultant may terminate this Agreement at any time by giving the Company thirty (30) days written notice. The Company may terminate this Agreement at any time after January 31, 2007, if Consultant has not executed the agreement set forth in Exhibit B hereto within the time period prescribed therein or if Consultant has revoked the Agreement. Effective January 12, 2008, the Company may terminate this Agreement at any time by giving the Consultant thirty (30) days written notice. In the event of any termination, Consultant shall cease work immediately after giving or receiving such notice or termination, unless otherwise advised by the Company, shall return to the Company all Information, Service Product, and other materials belonging to the Company, and shall notify the Company of costs incurred up to the

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termination date. Sections 3, 4, 5, 6, 8, 13, 14 and 16 of this Agreement shall survive any termination of this Agreement. If this Agreement is terminated before January 11, 2008, then Consultant shall receive a pro rata amount of the First year Consulting Fee (as defined in Exhibit A) based on the actual number of days elapsed during First Year Consulting Period (as defined in Exhibit A) until the day of termination and a three hundred sixty five (365) day year. Any such payment shall be made at the time contemplated under the Payment Schedule (as defined in Exhibit A). Unless earlier terminated as provided herein, this Agreement shall expire two (2) years from the Effective Date.

9. COMPLIANCE WITH APPLICABLE LAWS. Consultant warrants that all material supplied and Services performed under this Agreement complies with or shall be performed in accordance with all applicable United States and foreign laws and regulations. Consultant represents that Consultant is not a party to any existing agreement that would prevent Consultant from performing any Services for the Company as contemplated in this Agreement.

10. ASSIGNMENT; BENEFIT. This Agreement is for the personal services of Consultant based on his unique expertise and may not be assigned by Consultant, nor shall it be assignable by operation of law, without the prior written consent of the Company. This Agreement may be assigned at any time by the Company. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

11. INDEMNIFICATION. The Company agrees to indemnify, defend and hold harmless Consultant against any liability, damage, loss or expense (including reasonable attorney fees and expenses of litigation) (each, a “Loss”) brought by a third party against Consultant arising out of the actions of the Company, its employees or any third party acting on behalf or under authorization from the Company in the performance of this Agreement or as a result of any products developed or made as a result of information or materials received from Consultant, except for the negligent or willful acts of Consultant. The Company’s agreement to indemnify, defend and hold harmless Consultant is conditioned on the Consultant: (a) providing written notice to the Company of any Loss arising out of the indemnified activities within thirty (30) days after the Consultant has knowledge of such Loss; (b) permitting the Company to assume full responsibility to investigate, prepare for and defend against any such Loss; (c) assisting the Company, at the Company’s reasonable expense, in the investigation of, preparation for and defense of any Loss; and (d) not compromising or settling such Loss without the Company’s written consent.

12. WARRANTIES. Consultant makes no warranties, express or implied, as to any matter whatsoever, including without limitation the ownership, merchantability, or fitness for a particular purpose of the results of the Services provided hereunder. Consultant makes no representation or warranty regarding the actual or potential infringement of patents or copyrights of third parties, and Company acknowledges that the avoidance of such infringement in the use of the results related to the Services shall remain the responsibility of the Company.

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13. LEGAL AND EQUITABLE REMEDIES. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure of Information or Service Product without the prior express written consent of the Company, the Company will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, Consultant hereby agrees that the Company shall be entitled to specific performance of Consultant’s obligations under this Agreement, as well as such further relief as may be granted by a court of competent jurisdiction.

14. GOVERNING LAW; SEVERABILITY. This Agreement shall be governed by and construed according to the laws of the State of California without regard to its conflict of laws rules. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

15. COMPLETE UNDERSTANDING; NO AMENDMENT. This Agreement, together with its Exhibits, constitutes the final, exclusive and complete understanding and agreement of the Company and Consultant with respect to the subject matter hereof and supersedes all prior understandings and agreements between the parties relating to its subject matter. Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by an authorized representative of each party.

16. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

If to the Company:                                                      If to the Consultant:

Corporate Secretary

Exelixis, Inc.

170 Harbor Way

P.O. Box 511

South San Francisco, CA 94083-0511

17. USE OF NAME. Consultant shall not use the Company’s name or the names of the Company’s employees in any advertising or sales promotional material without the prior written approval of the Company.

18. PUBLICATION. Consultant shall not make any publication or presentation relating to the Services hereunder without the prior written approval of the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

EXELIXIS, INC.	JEFFREY LATTS

By:

Name:	Social Security No:

Title:

Date:	Date:

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EXHIBIT A

A. CONSULTANT

Jeffrey Latts

Address:

Tel:

Email:

B. SERVICES.

1. TERM. SERVICES WILL BE PERFORMED FROM JANUARY 12, 2007 TO JANUARY 11, 2009, UNLESS TERMINATED EARLIER.

2. WORK. SERVICES WILL INVOLVE THE FOLLOWING:

Consultant shall provide advice in the specialized field of drug discovery and development, including but not limited to drug formulation, drug manufacturing, clinical studies, regulatory reviews, isolation methods, analytical protocols, and data related to Exelixis' drug development candidates.

3. TIME COMMITMENT.

a.	For the period from January 12, 2007 to January 11, 2008 (the “First Year Consulting Period”), Consultant shall provide consulting services not to equal or exceed twenty (20) hours per week (which, shall include any travel time), as requested by the Company.

b.	For the period from January 12, 2008 to January 11, 2009 (the “Second Year Consulting Period”), Consultant shall provide consulting services as agreed upon between the parties.

C. COMPENSATION.

As full and complete compensation for Consultant’s Services and the discharge of all Consultant’s obligations hereunder, the Company shall pay Consultant:

1.	in the First Year Consulting Period:

a.	compensation in the amount of four hundred thousand U.S. Dollars ($400,000.00) per annum for Services rendered, as requested by the Company (the “First Year Consulting Fee”). The First Year Consulting Fee shall be paid in two equal installments (i.e., $200,000.00 each). The first installment shall be paid on August 1, 2007 and the second installment shall be paid on January 11, 2008 (the “Payment Schedule”). For the avoidance of doubt, except for reimbursements of any expenses pursuant to Section 2 of the Agreement, the First Year Consulting Fee shall be the only compensation payable to Consultant under this Agreement (Exhibit B shall not be considered part of this Agreement for purposes of this clause) during the First Year Consulting Period; and

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b.	all of Consultant’s stock options to buy shares of the Company common stock granted to Consultant under the Company’s 2000 Equity Incentive Plan (the “Plan”) and held by Consultant as of January 12, 2007 shall continue to vest and be exercisable until December 31, 2007 in accordance with the terms of the Plan. The Company and Consultant agree that all of Consultant’s options to buy shares of Company common stock shall terminate on December 31, 2007; provided, however, that if this Agreement is terminated prior to the date that is three (3) months before December 31, 2007, then Consultant’s options shall terminate three (3) months following such date of termination in accordance with the terms of the Company’s 2000 Equity Incentive Plan. The Company will lift all trading restrictions from Consultant’s options promptly following the Effective Date and agrees to impose any new trading restrictions on such options only if required by law or regulation. Consultant understands and acknowledges that the federal securities laws forbid Consultant from buying or selling the Company’s securities while in possession of material, nonpublic information about or involving the Company.

2.	in the Second Year Consulting Period:

a.	compensation in the amount of three hundred fifty U.S. Dollars ($350.00) per hour for Services rendered, as requested by the Company; expressly excluding days spent traveling. All undisputed invoices shall be due and payable thirty (30) days after receipt of invoice by the Company; provided, however, that Consultant shall notify the Chief Executive Officer of the Company, or his designee, if the total compensation accrued during the period from January 12, 2008 to January 11, 2009 exceeds ten thousand U.S. Dollars ($10,000.00) in any monthly period.

In addition, the Company shall reimburse Consultant for reasonable transportation, lodging and other reasonable expenses incurred in connection with the provision of Services; provided that Consultant provides documentation of such expenses and obtains prior written approval from the Company for any such expenses in accordance with Section 2.

D. REPORTING OBLIGATIONS

Consultant will perform Services and provide reports or updates to the Chief Executive Officer (or his designee) as requested by the Company.

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